UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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Vislink Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

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EXPLANATORY NOTE

On June 3, 2020, Vislink Technologies, Inc. (the “Company”) distributed FAQs by e-mail to its shareholders regarding the Company’s upcoming Annual Meeting of Shareholders scheduled to be held on Wednesday, June 17, 2020. The FAQ supplements the Definitive Proxy Statement that the Company filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2020, and the Definitive Additional Materials that the Company filed with the SEC on April 17, 2020, April 21, 2020, May 7, 2020, May 21, 2020 and June 2, 2020.

Below is a copy of the FAQs.

Dear Vislink Shareholder,

I have talked to many shareholders during the past few weeks and have found that a number of you have similar questions. We put together this email to address the most frequently asked questions.

Frequently Asked Questions Regarding Vislink’s June 17, 2020 Shareholder Meeting

What items are being voting on at this year’s shareholder meeting?

1.	Elect six (6) members of the Company’s Board of Directors (the “Board”) from the existing nine (9), bringing the total number to six (6). Each will serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified or until their earlier resignation or removal (“Proposal No. 1”). All board members up for election are independent board members except for Carleton Miller, CEO and President at Vislink. An Independent board member has no material personal interests in a company and helps us assure that directors are focused on what is in the best interests for all shareholders of in the Company.
2.	Consider and vote on a proposal to ratify the Board’s selection of Marcum LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2020 (“Proposal No. 2”).
3.	Approve an amendment to the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of all of the outstanding shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”) at a specific ratio within a range from 1:5 to 1:50, and to grant authorization to the Company’s Board of Directors to determine, in its sole discretion, the specific ratio and timing of the reverse stock split any time before October 11, 2020 (“Proposal No. 3”).

Why does Vislink want the option to implement a reverse stock split?

There are three key reasons that we may want to implement a reverse split

1.	Remain on Nasdaq: Nasdaq has already informed Vislink that the stock is at risk of being delisted. To regain compliance, the closing bid of the Company’s outstanding shares of common stock must meet or exceed $1.00 per share for at least ten (10) consecutive business days during the 180 calendar day grace period, which ends December 7, 2020. In the event we do not achieve this level, our stock will be delisted unless we can effect a reverse split.
2.	Attract institutions that will support our stock: Most of the institutions do not invest in companies whose stock trades below $1. Many institutional investors don’t invest in stocks below $5. Attracting institutional money managers will increase the demand for our stock.
3.	Use our stock as an asset: We want to grow the Company. One strategy to grow companies is to acquire new technologies and entry into new markets. 100 million shares were available in Vislink’s articles of incorporation, and 88 million are currently outstanding. As a result, we want to free up additional shares to grow the Company in the event we find accretive acquisition prospects.

Does a reverse stock split devalue my shares?

The value of your shares remains the same. A reverse stock split decreases the number of its outstanding shares and increases the share price.

What happens if the reverse split is not approved?

Without a reverse split, Vislink’s stock is likely to be delisted, making it harder to sell and trade the stock. Shareholders still own their shares and can choose to keep them or sell them. One of the main reasons for the existence of stock exchanges is to provide liquidity for investors. Liquidity refers to the availability of buyers and sellers in a particular stock. When you want to sell a stock, you simply enter an order with your broker, and your shares find their way into the hands of a willing buyer. However, if a stock is delisted, trading will have to occur on the over-the-counter market, which means there may not be a ready buyer when it comes time to sell your shares.

How do I vote?

Call our proxy solicitor, Laurel Hill Advisory Group, at 1-888-742-1305.

If you prefer that someone give you a call, click here.

Very truly yours,

Carleton “Mickey” Miller

Chief Executive Officer

Email: cmm@vislink.com